Exhibit 10.45

May 5, 2006

Ken Dunaj

69 West Carlos

Memphis, Tennessee 38117

Dear Ken:

I am pleased to offer you the position of Chief Operating Officer at Restoration Hardware, Inc. (the “Company”). I’m confident that you will find our Company to be an exciting and challenging environment in which to work. This letter will confirm the most important details of our offer to you.

Title	Chief Operating Officer, reporting to the Chief Executive Officer.

Salary	$450,000 per year, paid bi-weekly.

Bonus

You will receive a signing bonus of $100,000, which will be payable on the first payroll following your date of hire. If you voluntarily resign or are terminated for “Cause” (as defined in Attachment A) on or prior to the one year anniversary of your first date of employment, you agree that you will reimburse the Company for a pro-rated share of the signing bonus, which shall be calculated by dividing the number of days you were employed by the Company by 365.

You also will be guaranteed a minimum bonus of $200,000 for Fiscal Year 2006, provided your employment does not terminate due to your voluntary resignation or a termination before the distribution of bonuses for Fiscal Year 2006. Such bonus will be payable when the Company distributes its annual incentive bonuses to other senior officers for such fiscal year.

Management Incentive Program	For each fiscal year from and including Fiscal Year 2006, you will be eligible to participate in the Management Incentive Program. Your bonus eligibility range for Fiscal Year 2006 will be up to (i) 25% of your base salary upon achievement of certain minimum bonus threshold performance goals, (ii) 50% of your base salary upon achievement of certain target bonus threshold performance goals, and (iii) 75% of your base salary upon achievement of stretch bonus threshold performance goals, in each case as determined by the Board of Directors or the Compensation Committee. Your guaranteed bonus amount (other than your signing bonus) for Fiscal Year 2006 referred to above will be credited against your actual bonus for Fiscal Year 2006. You will receive full plan details after your arrival at the Company.

Stock Option Grant

Subject to the approval of the Compensation Committee of the Board of Directors of the Company, you will receive 400,000 stock options at the fair market value of our common stock on the grant date thereof, which will be your first day of employment with the Company. Stock options will vest at 25% per year, over a four-year period, and have a ten-year term, with other terms being in accordance with the Company’s 1998 Stock Incentive Plan, as amended and restated October 9, 2002. Your initial option grant will be an incentive stock option to the maximum extent permitted under Section 422 of the Internal Revenue Code.

In the event your employment with the Company is terminated for any reason other than death, disability or for Cause, you will have three months following your termination of employment to exercise the vested portion of your initial option grant. In the event your employment with the Company is terminated for Cause, your initial option grant will terminate concurrently with your termination of employment. In the event your employment with the Company is terminated due to your death or disability, you will have twelve months following your termination of employment to exercise the vested portion of your initial option grant. In no event may your initial option grant be exercised after the expiration of its ten-year term.

In addition, you will be eligible to receive options or other equity of the Company on an annual basis in accordance with the Company’s 1998 Stock Incentive Plan, as amended and restated October 9, 2002. The type and amount of equity of the Company that you will be eligible to receive in any year in accordance with the Company’s 1998 Stock Incentive Plan generally will be consistent with the type and amount of equity that other similarly-situated senior officers of the Company will be eligible to receive in such year.

Severance	Should your employment be terminated “Not for Cause” (as defined in Attachment A) by the Company, other than in connection with a “Change of Control” (as defined in Attachment B), you will receive salary continuation for a period of twelve (12) months from your termination date. In the event that you resign or are terminated by the Company for Cause, you will not be eligible to receive any severance pay. Your entitlement to any severance payments will be contingent upon your execution of the Company’s written release and expiration of any applicable revocation period to the Company’s written release. (See Attachment A)

Change of Control	Should there be a Change of Control of the Company (See Attachment B) and you, within 12 months thereafter, are subject to an “Involuntary Termination” (as defined in Attachment B) by the Company, you will receive, in lieu of any other severance pursuant to this offer letter, salary continuation for a period of twelve (12) months from your termination date at the annual rate of your base salary. In addition, your initial stock option grant will vest in full upon a Change of Control. Your entitlement to any severance payments and acceleration of your stock option grant will be contingent upon your execution of the Company’s written release and expiration of any applicable revocation period to the written release. (See Attachment A) In addition, the severance payments and benefits to be provided upon an Involuntary Termination following a Change of Control are subject to the excise tax payment provisions set forth in Attachment B.

Non-Compete Provision	You acknowledge and agree that in your role as Chief Operating Officer you shall acquire confidential and proprietary information belonging to the Company. To preserve and protect this information and the assets of the Company, and in consideration of the severance and benefits provided to you under this offer letter, you agree not to work in a capacity that would compete directly with the Company, or solicit any employees or customers of the Company, for a period of one (1) year following the effective date of your resignation from or termination by the Company for any reason, as set forth in Attachment C. In the event that you breach this provision all severance and other benefits shall cease.

Car Allowance	You will receive a car allowance of $500.00 per month.

401(k) Plan	You will be eligible to participate in the Company’s 401(k) Plan on the first enrollment dates following your date of hire.

Medical Benefits	You will be eligible to participate in the Company’s healthcare program per the Company’s guidelines.

Vacation	15 business days (3 calendar weeks) per year.

Employee Discount	You will be eligible for a 40% associate discount on merchandise of the Company.

Miscellaneous Benefits	You will be eligible for other benefits as set forth in the relocation policy (and other policies, if any) attached hereto as administered in accordance with the Company’s customary practices and procedures.

The language that follows reflects our standard offer letter language. We do not mean for it to come across as impersonal, but rather, as sound and necessary information for you to know from the outset of your working relationship with us. The relationship between you and the Company is called “at-will employment.” This means that employment with the Company is for no specific period of time. As a result, either you or the Company is free to terminate your employment relationship at any time for any reason, with or without Cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation, benefits, or the Company’s policies, practices and procedures may change from time to time, the “at-will” nature of your employment may only be changed in an express writing signed by you and the Chief Executive Officer of the Company.

Finally, your employment is contingent on (a) you executing a Proprietary Information and Inventions Agreement, (b) you providing the Company with legal proof of your identity and authorization to work in the United States at time of hire and (c) successful completion of a routine background investigation and references check.

I am enclosing two copies of this letter. Please sign and return one copy to me on your first day of work and keep the other copy for your files.

Ken, we are very excited about you joining the “Resto” team and look forward to your contributions to the growth and success of the Company.

Sincerely,

Gary Friedman
Chairman, President and Chief Executive Officer

ð I understand and agree to the terms of this offer of employment:

Ken Dunaj	Date

cc:	Associate’s File

Attachment A

Severance. In the event that your employment is terminated Not for Cause by the Company, other than in connection with a “Change of Control” (as defined in Attachment B), you will be eligible to receive severance pay in the form of salary continuation for a period of twelve (12) months from your termination date with the Company at an annual rate equal to your base salary less applicable deductions and withholdings, payable in regular periodic payments in accordance with the Company’s policy. You acknowledge that except as expressly provided in this offer letter, you will not receive any additional compensation, severance or benefits after your termination of employment. You agree and acknowledge that your right to receive the severance payments shall be conditioned upon your execution of a release agreement with the Company containing standard terms and conditions used by the Company at the time for a general release by a senior officer of all claims arising from the officer’s relationship with the Company. In the event that the Company terminates your employment for “Cause” (as defined below), you shall not be entitled to receive any of the severance payments or benefits described above, and the Company shall pay you all compensation due and owing through the last day actually worked; thereafter the obligations of the Company under this offer letter shall cease.

If you are subject to an Involuntary Termination within 12 months following a Change of Control, you will be eligible to receive severance pay in the form of salary continuation for a period of 12 months from your termination date with the Company at an annual rate equal to your base salary less applicable deductions and withholdings, payable in regular periodic payments in accordance with the Company’s policy. You also will receive full vesting of your initial stock option grant of 400,000 stock options only. You agree and acknowledge that your right to receive the severance payments and acceleration of your initial stock option grant shall be conditioned upon your execution of a release agreement with the Company containing standard terms and conditions used by the Company at the time for a general release by a senior officer of all claims arising from the officer’s relationship with the Company. In addition, the severance payments and benefits to be provided upon an Involuntary Termination following a Change of Control are subject to the excise tax payment provisions set forth in Attachment B.

Definition of Cause and Not for Cause. For purposes of determining your eligibility for the above-described severance payments and benefits, the Company may terminate your employment for “Cause” if: (a) you exhibit persistent deficiencies in performance or gross incompetence, (b) you breach any material term of this offer letter or any other written agreement you have with the Company, (c) you have been convicted of a felony involving fraud or dishonesty, (d) you die or suffer from a “Disability” (as defined below) during your continued employment with the Company, (e) you intentionally and continually fail to substantially perform your reasonably assigned duties with the Company (other than a failure resulting from your assignment of duties that would constitute an “Involuntary Termination” (as defined in Attachment B) following a Change of Control), which failure continues for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to you specifying the manner in which you have failed substantially to perform, or (f) you intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, that no termination of your employment shall be for Cause as set forth in clause (f) above until there shall have been delivered to you a copy of a written notice setting forth that you were guilty of the conduct set

A-1

forth in clause (f) and specifying the particulars thereof in detail. No act, nor failure to act, on your part shall be considered “intentional” unless you have acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that your action or failure to act was in the best interest of the Company.

For purposes of this offer letter, the term “Not for Cause” shall mean termination of your employment by the Company for reasons other than for “Cause.”

Termination by Employee. In the event that you elect to terminate your employment for any reason other than in connection with an Involuntary Termination within 12 months following a Change of Control, the Company shall pay you all compensation due and owing through the last day actually worked and thereafter the obligations of the Company under this offer letter shall cease.

Disability. “Disability” shall mean that you are unable to carry out the responsibilities and functions of the position held by you by reason of any physical or mental impairment for more than 120 days in any twelve-month period. If you suffer from a Disability, then, to the extent permitted by law, the Company may terminate your employment. The Company shall pay to you all compensation to which you are entitled up through the date of termination, and thereafter all obligations of the Company under this offer letter shall cease. Nothing in this offer letter shall affect your rights under any disability plan in which you are a participant.

A-2

Attachment B

Definitions:

“Involuntary Termination” shall mean the termination of your employment which occurs by reason of:

(i) your involuntary dismissal or discharge by the Company Not for Cause, or

(ii) your voluntary resignation within 45 days following one or more of the following events:

(A) a change in your position with the Company which materially reduces your duties and responsibilities or the level of management to which you report,

(B) a reduction in your level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs), other than a reduction that is similar in percentage or nature to a reduction generally applicable to all similarly-situated senior officers of the Company, or

(C) a relocation of your principal place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

“Change of Control” shall mean any of the following:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any Person (as the term “person” is used for purposes of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has Beneficial Ownership (as the term “beneficial ownership” is defined under Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, that in determining whether a Change of Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (ii) the Company or any Subsidiary, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(b) The individuals who, as of date this offer letter, are members of the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, that if the appointment, election or nomination for election by the Company’s stockholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this offer letter, be considered a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company (a “Proxy

Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(c) A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization satisfies the conditions set forth in clauses (1) and (2) below (any transaction(s) meeting the requirements of clauses (1) and (2) below being referred to herein as “Non-Control Transactions”):

(1) the stockholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

(2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation;

(d) A complete liquidation or dissolution of the Company; or

(e) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary); and

(f) Any other event that at least two-thirds of the Incumbent Board in its sole discretion shall determine constitutes a Change of Control.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any additional voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur; provided further that no Change of Control shall be deemed to have occurred under (a) or (c) above merely because individuals and entities who, individually, as of the date of the offer letter have Beneficial Ownership of at least 5% of the Voting Securities have, immediately after the transaction described in (a) or (c) above, Beneficial Ownership, in the aggregate, of more than 50% of the Voting Securities of the Company or successor or parent thereof if both (i) no one such individual or entity has, immediately after such a transaction, Beneficial Ownership of more than 50% and (ii) the transaction does not result in the Company or successor or parent thereof becoming a private company.

Notwithstanding anything contained in this offer letter to the contrary, if your employment is terminated prior to a Change of Control and the Board of Directors of the Company determines that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control and who subsequently effectuates a Change of Control or (ii) otherwise occurred in connection with, or in anticipation of, a Change of Control which actually occurs, then, for all purposes of this offer letter, the date of a Change of Control with respect to you shall mean the date immediately prior to the date of such termination of your employment.

Excise Tax Payments:

(1) In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to you or for your benefit, paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise in connection with, or arising out of, your employment with the Company or a Change in Control (a “Payment” or “Payments”), would be subject to the excise tax imposed under Code Section 4999, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to you shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless you have given prior written notice specifying a different order to the Company to effectuate the Limited Payment Amount, the Company shall reduce or eliminate the Payments by (i) first reducing or eliminating those payments or benefits which are payable in cash and (ii) then reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time from the Determination (as hereinafter defined). Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

(2) An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount shall be made, at the Company’s expense, by the accounting firm that is the Company’s independent accounting firm as of the date of the Change in Control (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and you within five (5) days after the termination date, if applicable, or such other time as requested by the Company or by you (provided you reasonably believe that any of the Payments may be subject to the Excise Tax) and, if the Accounting Firm determines that no Excise Tax is payable by you with respect to a Payment or Payments, it shall furnish you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days after the delivery of the Determination to you, you shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and you, subject to the application of paragraph (3) below.

(3) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, you will be either greater (an “Excess Payment”) or less (an “Underpayment”) than the amounts provided for by the limitations contained in paragraph (1) above.

(a) If it is established, pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, you must repay such Excess Payment to the Company; provided, that no Excess Payment will be repaid by you to the Company unless, and only to the extent that, the repayment would either reduce the amount on which you are subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

(b) In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to your satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to you within ten (10) days after such determination or resolution, together with interest on such amount at the applicable federal rate under Code Section 7872(f)(2) from the date such amount would have been paid to you until the date of payment.

Compliance with Section 409A:

This Agreement is intended to comply with Section 409A of the Code (as amplified by any IRS or U.S. Treasury Department guidance), and shall be construed and interpreted in accordance with such intent. You acknowledge that the Company, in the exercise of its sole discretion and without your consent, (i) may amend or modify this Agreement in any manner in order to meet the requirements of Section 409A of the Code as amplified by any IRS or U.S. Treasury Department guidance and (ii) shall have the authority to delay the payment of any amounts or the provision of any benefits under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) as amplified by any IRS or U.S. Treasury Department guidance as the Company deems appropriate or advisable. In such event, any amounts or benefits under this Agreement to which you would otherwise be entitled during the six (6) month period following the termination of your employment will be paid on the first business day following the expiration of such six (6) month period. Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Code or any regulations or rulings thereunder).

Attachment C

Confidential Information. You agree to hold in confidence for the benefit of the Company all secret or confidential information, knowledge or data, including proprietary information and trade secrets, relating to the Company and its businesses, which shall have been obtained by you prior to or in the course of your employment by the Company (“Confidential Information”), provided, however, that Confidential Information shall not retain its status as such if the Confidential Information (i) is publicly known through no act or omission by you, (ii) becomes available to you on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party, or (iii) is known by you prior to receiving it from the Company, provided that such information is not subject to another confidentiality agreement with, or other obligation of secrecy to, the Company or another party. You also shall have the right to disclose Confidential Information to the extent required by law, provided that you first give prompt written notice to the Company regarding the intention to make such disclosure and, provided, further, you request confidential treatment of such Confidential Information to the fullest extent permitted by law. Whether before or after termination of your employment with the Company, you shall not, without the prior written consent of the Company, communicate or divulge any Confidential Information, other than to the Company and to those persons or entities designated by the Company or as otherwise is reasonably necessary for you to carry out you responsibilities as an executive of the Company.

You also represent and warrant and covenant that you shall not disclose to the Company, or use, or induce the Company to use, any confidential or proprietary information or trade secrets of others at any time, and you acknowledge and agree that any violation of this provision shall be grounds for your immediate termination for Cause and could subject you to substantial civil liabilities and criminal penalties. You further specifically and expressly acknowledge that no officer or other employee or representative of the Company has requested or instructed you to disclose or use any such third party confidential or proprietary information or trade secrets.

Restriction on Competition. You acknowledge and agree that in your role as Chief Operating Officer you shall acquire confidential and proprietary information belonging to the Company. To preserve and protect this information and the assets of the Company, including the goodwill and customers of the Company of which you will have an interest in your role as an employee and officer of the Company, or its subsidiaries, and to preserve and protect the goodwill and business interests of the Company going forward, and in consideration of the severance and benefits provided to you under the offer letter, you agree that, for a period of one (1) year from your termination of employment for any reason (the “Restricted Period”), you will not directly or indirectly engage in, or have any ownership interest in, or participate in the financing operation, management or control of, any person, firm, corporation or business that engages in the Restricted Business of Restoration Hardware, Inc. “Restricted Business of Restoration Hardware, Inc.” is defined in Attachment D.

Restrictions on Solicitation after Termination. In consideration of the severance and benefits provided to you under the offer letter, you agree that, during the Restricted Period, you shall not, without the prior written consent of the Company, directly or indirectly, including, without limitation, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant, independent contractor or

C-1

agent of any person, partnership, corporation or other business organization or entity other than the Company (i) solicit or endeavor to entice away from the Company any person or entity who is, or during the then most recent 12-month period was, employed by, or had served as an agent or key consultant of the Company; (ii) solicit or endeavor to entice away from the Company any person or entity who is, or was within the then most recent 12-month period, a customer of the Company; (iii) attempt to solicit any business that is related to the business of the Company or any business that is competitive with the Company; or (iv) assist any person, firm, corporation or business that engages in the Restricted Business of Restoration Hardware, Inc. in taking such action set forth in clauses (i), (ii) or (iii). Furthermore, during the Restricted Period, you shall not, for yourself or for any other entity, hire or employ any person who is, or during the then most recent 12-month period was, employed by, or had served as an agent or key consultant of, the Company.

C-2

Attachment D

Definition of “Restricted Business of Restoration Hardware, Inc.” “Restricted Business of Restoration Hardware, Inc.” shall mean (a) a retail company, including without limitation, a subsidiary or business unit of such company, where an aggregate of 25% or more of its revenue (including revenue of any subsidiary or business unit) is derived from the home furnishings business, including without limitation, lighting, floor covering, furniture, hardware and tools, or hard goods business or (b) a manufacturer, supplier or other vendor that has a material vendor relationship with the Company.

D-1

Relocation Policy

BENEFITS	DETAILS

Miscellaneous Relocation Allowance	$5,000 grossed up for tax purposes

House Hunting Trips	One trip not to exceed 6 nights / 7 days, to include lodging, meals and transportation for employee and spouse.

Shipment of Household Goods	Packing, loading, shipping and unloading normal household goods with company assigned authorized carriers.

Storage of Household Goods	Up to ninety (90) days.

Shipment of Automobile	Ship one personal automobile if distance is more than 750 miles, or mileage reimbursed for up to two automobiles.

Temporary Living	Up to ninety (90) days lodging and meals (excluding lunches during work week), with one trip every other weekend to and from employee’s home address only.

Selling Costs of Former Home	Normal and customary selling costs.

New Home Closing Costs

If homeowner, reimbursable expenses will include:

•      Loan application/ commitment fees

•      Legal fees

•      Origination fee (max 1%)

•      Recording fees

•      Credit/appraisal reports

•      Tax search

•      Title Ins. (lender coverage only)

•      Survey

•      Closing/escrow/settlement fees

•      Transfer taxes/stamps

•      Home Inspection

Final Trip to New Location	For employee and family – reimbursement of reasonable lodging, meals and transportation.

Duplicate Mortgage	Up to three (3) months.

Tax Information

Gross-up includes deductible and non-deductible expenses.

Non-deductible (taxed and grossed-up)

•      Final move, meals & mileage

•      Pre-move travel

•      Temporary living

•      Expenses of buying new residence (excluding origination fees or points)

Deductible

•      Loan origination or points